Filed By TXU Corp.
Pursuant to Rule 14a-12 under the Securities Exchange Act of 1934
Subject Company: TXU Corp.
Commission File No.: 1-12833

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Feb. 26. 2007 / 9:00AM ET, TXU — TXU Corp. Conference Call
Conference Call Transcript
TXU — TXU Corp. Conference Call
Event Date/Time: Feb. 26. 2007 / 9:00AM ET
CORPORATE PARTICIPANTS

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Feb. 26. 2007 / 9:00AM ET, TXU — TXU Corp. Conference Call
Tim Hogan
TXU Corporation — IR
John Wilder
TXU Corporation — Chairman and CEO
David Poole
TXU Corporation — EVP and General Counsel
CONFERENCE CALL PARTICIPANTS
Ashar Khan
SAC Capital — Analyst
Jonathan Arnold
Merrill Lynch — Analyst
Michael Lapides
Goldman Sachs — Analyst
Paul Patterson
Glenrock Associates — Analyst
Vic Khaitan
Deutsche Asset Management — Analyst
Dan Eggers
Credit Suisse — Analyst
PRESENTATION
Operator
Good morning. My name is Brenda and I will be your conference operator today. At this time I would like to welcome everyone to the TXU analyst investor call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question-and-answer session (OPERATOR INSTRUCTIONS). Thank you.
Mr. Hogan, you may begin your conference.
Tim Hogan — TXU Corporation — IR
Thank you and good morning everyone. Thank you for joining us to discuss our announcement today of a definitive merger agreement between an investor group led by Kohlberg Kravis Roberts & Co., KKR, and Texas Pacific Group, TPG, and TXU Corp. We plan to provide an overview of the strategy and benefits of the transaction as well as the approval process and terms leaving ample time for any questions you may have about this transaction.
We will release our fourth-quarter earnings prior to market open tomorrow morning. In light of this call and the level of detail included in the earnings release, we will not be hosting a conference call tomorrow but the investor relations team will be available to answer any questions you may have on this transaction later today and on our earnings tomorrow.
If you do not already have a copy, the press release announcing the merger transaction was issued this morning and is available on our website, txucorp.com. The slides for this call are also on the website and when we refer to slide numbers we will be using the number in the lower right hand corner of the slide. A replay of the call will be available on our website. It will also be available via telephone for one week at phone numbers 706-645-9291 with conference ID1228130. Those replays should be up sometime late this afternoon.

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Feb. 26. 2007 / 9:00AM ET, TXU — TXU Corp. Conference Call
Slide one is the Safe Harbor. During this call we will make forward-looking statements which are subject to various risks and uncertainties. A discussion of factors that could cause actual results to differ materially from management’s predictions, forecasts, estimates and expectations are contained in the press release and in the Company’s SEC filings. I encourage you to read them.
Slide two contains details about how to access additional information about the transaction. Our lawyers tell me I need to read all of this to you so please bear with me. In connection with the proposed merger, the Company will prepare a proxy statement to be filed with the SEC and when completed a definitive proxy statement and the form of proxy will be mailed to the shareholders of the Company. Before making any voting decision, the Company shareholders are urged to read the proxy statement regarding the merger carefully in its entirety because it will contain important information about the proposed merger.
The Company’s shareholders will be able to obtain a copy of the proxy statement when available and other relevant documents filed with the SEC from the SEC’s website or from the Company. The Company and its directors and officers may be deemed to be participants in the solicitation of proxy from the Company’s shareholders with respect to the merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is available in prior SEC filings of the company.
Shareholders may obtain additional information regarding the interest of the Company and its directors and executive officers in the merger which may be different than those of the Company’s shareholders generally by reading the proxy statement and other relevant documents regarding the merger when filed with the SEC.
With me today are John Wilder, Chairman and CEO; David Poole, Executive Vice President and General Counsel; David Campbell, Executive Vice President and acting CFO; Jonathan Siegler, VP Mergers, Strategy and M&A ; and a couple of other senior executives to assist with questions as needed.
With that I’ll turn the call over to John Wilder.
John Wilder — TXU Corporation — Chairman and CEO
Thank you, Tim, and good morning. Our remarks today will focus on the transaction announced this morning that takes the next step in TXU’s ongoing transformation. This transaction will provide significant value to shareholders and will position TXU to continue our role as a leading power company in Texas and the United States.
I will cover the value of the transaction to our shareholders and the implications for TXU’s strategy and business model and then turn it over to David Poole to describe the approval process and terms.
As indicated on slide five, our industry is truly at a crossroads with significant uncertainty on multiple fronts. Demand growth is forecasted to outstrip supply growth in the U.S. by 2.5 times; the U.S. is shifting its generation base to more reliance on a less secure supply of foreign energy; electricity prices are rising across the nation and ongoing increases are expected in the future; and concerns over global warming and emissions make the power challenge even more difficult.
Amplifying this uncertainty as slide six demonstrates, TXU’s business model is inherently volatile within an [18 TCF] natural gas economic position emerging from our 80 TWH baseload generation position and a gas on the margin market. This position is larger than the North American gas positions of the super major oil companies.
This world of uncertainty was thrust upon TXU eight years ago as Texas took the bold step to deregulate the power sector. Deregulation basically shifted these embedded risks from the consumer and placed them directly on the differt power companies competing in the state, including TXU. Texas wanted the same investment, efficiency and innovation that deregulation has brought to other industries. With deregulation TXU faced a monumental challenge. We needed to transform the Company into a highly competitive industrial enterprise, a company capable of meeting Texas' high expectations for deregulation.
Like much of the industry, TXU initially stumbled in tackling the opportunities that the uncertainty of competitive markets offered. By 2003 aggressive acquisitions and leverage left us undercapitalized for the commodity risk we faced. This was exacerbated by our businesses’s operating below high-performaning levels. As a result TXU was under delivering to our customers, shareholders and public stakeholders.

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Feb. 26. 2007 / 9:00AM ET, TXU — TXU Corp. Conference Call
Since 2004, TXU has implemented a three-phase turnaround to meet our obligations to these stakeholders. In Phase I, we repaired the balance sheet and aggressively restructured the Company to focus on our core power business in Texas. This helped provide the financial flexibility needed to manage these long-term risks.
Phase II focused on performance improvement across the core businesses. We aggressively expanded production with the TXU Operating Systems and delivered substantially better customer service and product innovation.
Slide seven shows how this industrial mindset improved the underlying operational drivers and translated to significant financial success. I’m incredibly proud of what our employees have achieved in transforming the business and delivering improved service for our customers. I firmly believe that today’s transaction will enable the business to reach even higher levels of performance and provide even better value to customers.
2006 represented the final year of Texas’ transition to competition. Early in the year we began Phase III of our transformation focused on growing to meet the energy needs of Texas. To meet this need we launched a plan to build 11 gigawatts of new power while improving our generation fleet’s emission profile substantially.
Since we first announced the generation growth strategy in early 2006, it has become apparent from the public debate that many consumers and stakeholders have once again raised their expectations for deregulation and for competitive power companies.
In this context, slide eight lists some of the fundamental questions consumers, shareholders and public stakeholders are asking about power needs and supplies. How can consumers have sustainably lower prices while accessing significantly cleaner sources of power? How can consumers have sustainably lower prices while decreasing the reliance on foreign sources of energy and increasing energy independence? How can we invest in technology that will reduce demand and improve efficiency and reduce the need for new supply? And finally, how can energy companies create value for shareholders in an environment of unprecedented risks?
This set of questions poses a unique combination of challenges, how to deliver low-cost power while simultaneously improving environmental performance and achieving more energy independence. The U.S. power sector is truly at a crossroads. The long-term answers to these questions will require long-term solutions particularly through innovation and investment in promising but very risky technologies. To succeed in this environment we must continue to transform TXU in light of these rapidly evolving demands from customers, shareholders and public stakeholders.
With this backdrop, I am pleased to announce a truly significant event in the Company’s history. As shown on slide nine, the combination of an uncertain industry environment, a volatile and large commodity position and TXU’s strong competitive position creates the opportunity to partner with KKR and TPG to create superior value for our current shareholders and will place the continued transformation of TXU in the hands of a new set of private owners. They will have the patience, risk tolerance and sophistication to work with management, consumers and public stakeholders to steward risky investments and spur the innovation necessary to meet future energy challenges in this increment of uncertainty. We will refocus TXU’s three strong operating companies with separate identities and governance structures to address these power challenges. GS Capital Market Partners, Lehman Brothers, Citigroup and Morgan Stanley plan to join the investor group at closing.
As shown on slide 10, we believe this transaction delivers a superior value proposition to our shareholders including a 25% premium, a substantially higher value than our alternatives and management standalone plan with strong closing protections and a framework for key stakeholder support; a superior value proposition to our customers including a substantial price reduction and increased price protection; a reshaped supply/demand solution weighted more heavily toward sustainable energy and demand side management; and a commitment to increase client stewardship. And a superior business model that will give us access to world-class capabilities and with private ownership enable TXU’s three primary businesses to operate independently and foster innovation and competition.
Let me start by describing the superior value proposition for our shareholders. Under the terms of the agreement shareholders will receive $69.25 per share of TXU’s stock. Slide 11 shows relevant benchmarks. This represents a 25% premium equal to $6.2 billion in value over the 20-day trading average share price as of February 22, the last trading day before press speculation about the transaction. The premium is above the median and mean of transactions over $10 billion in size and compares very favorably to recent transactions in the power industry which averaged premiums of less than 16%.

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Feb. 26. 2007 / 9:00AM ET, TXU — TXU Corp. Conference Call
It represents an implied ‘07 enterprise value to EBITDA multiple of roughly 8.5 times, a premium to the sector when normalized for out of the money PDLR and commodity hedge contracts. The price is equivalent to selling forward long-term power at the equivalent of over $60 a megawatt hour into perpetuity.
We believe this transaction provides a superior value to our shareholders while removing the long-term risk of natural gas price changes, competitive activity, regulatory changes and changes in environmental regulations. The transaction, which we anticipate closing in the second half of 2007, is subject to the approval of TXU shareholders as well as required federal regulatory approvals. Working with the investor group, TXU has developed an integrated framework to help ensure closure of the transaction.
Slide 12 shows the focus on strong contractual protection, a consultative approach with key elected and appointed officials and development of a value proposition that will help drive broadbased stakeholder support. Collectively we have taken a very consultative approach to gaining support for the merger from the key elected and appointed officials. We have sought the advice and have gained substantial insights from many key policymakers to shape a transaction that will be welcome and will meet their competitive value and environmental objectives.
The merger agreement has very favorable contractual terms for TXU that include all-cash purchase price, no financing condition, a go-shop period through April 16 that provides an opportunity to help ensure maximum value for our shareholders, approvals limited to only those legally required, flexible interim operating covenants and closing conditional on no material adverse changes at TXU but with exclusions to provide that the investor group assume a number of the risks including a $1 billion reverse breakup fee to protect TXU’s shareholders.
Finally, we believe the transaction will deliver benefits to all of our key stakeholders including our key stockholders, local communities, customers and employees. To our communities and customers the transaction delivers increased price savings, price security and stronger environmental performance. Our employees get a chance to work in an even more innovative environment with an increased focus on long-term value creation. Overall we believe this transaction meets the objectives of a broad base of key stakeholders.
Next I would like to talk in greater depth about the superior value proposition to our customers. The long-term focus of the investor group has significantly helped us reposition our strategy and deliver significant benefits immediately. As shown on slide 13, TXU Energy is committed to a reduction in retail power prices of 10% for residential customers in our traditional service area who haven’t already selected one of TXU Energy’s other lower-priced offers. This reduction will result in savings of over $250 per year for the average affected household.
After this price reduction, TXU Energy’s customers will save between $200 and $550 per year relative to the legacy price to beat rates charged by the other former incumbents. This represents $300 million of annual savings across TXU Energy’s customer base. In addition to the price reduction TXU Energy is committing to price protection through September 2008. TXU Energy will be opening new offices in Houston, Corpus Christi and Abilene and ramping up a statewide campaign to win new customers across all of Texas.
These are all components of a reshaped strategy focused on delivering our customers long-term value through competitive prices, security and innovation.
Since the announcement of our generation development program in April 2006, the dynamics of the public policy environment and power markets have changed dramatically. This is shown on slide 14. TXU has encountered substantial permitting uncertainty including the recent four-month postponement and our reference plan hearings. In fact the Oak Grove permit application has now been pending for 19 months, longer than the U.S. average of 17 months. In addition, our customers and policy makers have voiced a growing concern over the potential environmental impact of coal generation.
Finally, TXU’s Board and management were in the process of reshaping our development program to focus on a smaller number of plants when we were approached by the new private investor group. They brought a very constructive and supportive attitude toward new technologies that has led to a further reshaping of our supply/demand solution. In fact the investor group has insisted that they only want to invest in sustainable energy technologies and that they have the long-term investment orientation and patience to see these types of investments through to completion.
To satisfy ERCOT's requirement for immediate additional capacity to meet the state’s increasing electricity demand, we expect to build two coal units at the Oak Grove site and one coal unit at the Sandow site. TXU will immediately seek to suspend the permit application process for the other eight units and plans to withdraw them once the transaction closes. TXU does not intend to apply or reapply for permits to build additional coal units utilizing current pulverized coal-fired technology in Texas unless our customers face reliability issues, shortages leading to higher prices or our competitors propose plants that are expected to have a meaningful impact on market dynamics.

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Feb. 26. 2007 / 9:00AM ET, TXU — TXU Corp. Conference Call
From a reliability standpoint we believe it is critical to permit Oak Grove and Sandow 5 for Texas to reliably meet power demand in 2009 and 2010. Slide 15 shows that without these units, ERCOT forecasts that reserve margins will drop into single digits. These reserve margins will be lower than the reserve margins were in California in 2000, the year of the significant blackouts. This is unacceptable for our customers and we intend to maintain our long history of ensuring reliable power through construction of the units. In addition, if necessary we stand ready to unmothball over 1600 megawatts of capacity to ensure reliability for our customers.
We remain committed to meeting this reliability challenge over the long term through a more balanced portfolio of initiatives. This is illustrated on slide 16. TXU is committed to invest $400 million over the next five years in demand side management initiatives. This commitment in concert with other statewide support could reduce peak demand across ERCOT up to 1 gigawatt over the next five years. TXU will increase its share of renewable energy by increasing our purchase of wind power by 2.5 times to over 1500 megawatts making TXU the largest purchaser of wind in the United States.
TXU also remains committed to the development and deployment of advanced technologies with a commitment to explore commercialization of IGCC technology. Finally, we are committed to the development of zero emissions fossil fuel plants and will join the future gen initiative with an initial contribution of $25 million.
To help guide us in making these long-term supply and demand decisions, we intend to form a new sustainable energy advisory board comprised of individuals representing the environment, customers, Texas economic development and ERCOT reliability standards.
As shown on slide 17, this group will help provide independent and unbiased guidance to help us choose the right technology to maximize value for our customers. This group will focus on understanding the societal trade-offs of cost, reliability and environmental impact. At a minimum, they will study technologies that includes solar, wind, nuclear, ultra super critical, IGCC, combined cycle, demand side management and energy efficiency. Based on the dynamic nature of the power sector, they will have the continuing task of ensuring TXU is making the best decisions to meet this long-term challenge.
TXU will be more patient allowing these other supply and demand initiatives to gain momentum but if reliability remains an issue as indicated on slide 15, our investor group is very prepared to deploy substantial capital and invest in Texas to meet the reliability challenges. TXU would expect to ratably close the supply and demand gap through construction of new supply and demand reduction solutions.
Finally TXU is reaffirming our commitment to climate stewardship and corporate leadership. As shown on slide 18, TXU remains committed to reducing SOx, NOx and mercury by 20% relative to 2005 levels. The reduction in units from 11 to 3 will also avoid 56 million tons of potential carbon dioxide emissions. TXU will make even further carbon reductions by committing up to a 2% improvement in our existing coal fleet. This will avoid an additional one million tons per year of potential carbon dioxide emissions.
TXU will commit over the long-term to reduce CO2 emissions back to its 1990 emissions level by 2020. Finally, we will take a more active role in crafting a global warming solution for the U.S. by seeking to participate any U.S. climate action partnership. Led by the investor group we have gained support of key environmental groups including Environmental Defense and the National Resource Defense Council.
Finally, I’d like to describe the superior business model created through this transaction. The investor group with a global network and reach will provide access to the world-class capability scale and long-term capital needed to make each of our businesses stronger and more strategically nimble. A regional company like TXU simply cannot access these capabilities to the same degree. This is evidence at the corporate level with the new group of advisors. This distinguished group providing overall leadership for the company will include the former U.S. Secretary of State, Jim Baker, former EPA Administrator Bill Reilly, and prominent Texans, including former U.S. Secretary of Commerce Don Evans, Chairman of the University of Texas Border Regions, [James Huffine] and former Texas State Representatives and U.S. ambassador to Sweden, Lyndon Olson.
Fundamentally we believe that a concentrated group of informed investors interested in long-term energy assets provides the best structure for success in the power sector. The more long-term focus will allow us to reshape our strategy with a greater focus on the next generation of technology in developing more innovative solutions for our customers.
As shown on slide 19, the business transformation will begin with a plan that will refocus TXU’s three core operating businesses into separate identities and operational focus. The generation, retail and delivery company of the former monopoly will become three distinct businesses with different names, management teams, headquarters, and Board of Directors. Each business will have a unique strategy focused on delivering value to its unique customers. This transaction will position TXU to continue to meet the intent of Senate Bill 7 and enhance Texas’s position as the most robust and innovative competitive environment in the United States.

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Feb. 26. 2007 / 9:00AM ET, TXU — TXU Corp. Conference Call
Let me start with the generation business and wholesale business which will be renamed [Luminant Energy]. Luminant Energy will be headquartered in Dallas and its mission will be to meet the customers’ power needs through the origination construction and operation of the most efficient and environmentally friendly supply technologies. These will include wind, other renewables, advanced coal and nuclear.
Luminant Energy will also manage customers’ risk with an innovative set of wholesale products tailored to meet their customers’ needs. This business will focus on safe construction of the Oak Grove and Sandow facility, continuous productivity improvements and utilization and cost across both the nuclear and coal fleet and the risk management of the large and volatile long-term natural gas position.
The investor group brings the access to long-term capital that is necessary to strive in this type of high-risk capital intensive business. Their long-term focus will also allow Luminant to focus on innovation and the next generation of the most efficient and environmentally friendly technologies.
Next is the retail business which will be named TXU Energy. TXU Energy will be headquartered in Las Colinas at the TXU Energy Customer Care Center to allow the employees to be even closer to their customers needs and to reduce the cycle time of product innovation. TXU Energy’s mission will be to become a national leader in competitive retail electricity by achieving industry leading customer service and pioneering new products and services to meet customers’ needs.
A particular area of focus will be seeking to develop demand side management services and product that will help customers use electricity more efficiently. Alongside the 10% price reduction in North Texas to deliver more than $300 million in savings for residential customers, TXU Energy will focus on delivering superior value to customers across the state in growing a national large customer business. The new investor group brings a true culture of innovation with success across other retail channels like Neiman Marcus, Safeway and J. Crew. The long-term focus will also allow TXU Energy to be more focused on technology in becoming the U.S. leader in competitive demand side management.
Finally, the delivery business will be renamed Oncor Electric Delivery, which will be headquartered in Dallas apart from Luminant Energy. Oncor’s mission is to become the most economical and reliable transmission distribution service company committing to top decile reliability and cost performance. Encore will also support delivery solutions for the new generation supply and demand side technologies to meet Texas’s short-term and long-term power challenges.
Encore will be focused on driving a technology investment program to create the most efficient transmission network in the country. This will include a rollout of automated meters across their entire territory by 2011 which will further enable demand side management and energy efficiency initiatives. Oncor will also focus on buildout of infrastructure needed to support increased wind generation in West Texas. The new investors bring access to long-term capital to fund this infrastructure program and have committed to maintaining a conservative capital structure at Oncor.
We believe that the overall message we’re delivering today is a powerful one. This transaction is the next step in TXU’s continued transformation into an industrial energy company. To recap, it will create superior value for our investors through a substantial premium and strong closing terms; create value for our customers through price reductions and increased price protection and a refocused environmentally sensitive strategy to the power challenges of Texas and respond to the uncertain industry environment and create a superior business model through refocusing TXU’s three core businesses with independent identities and government structures that will foster continued development of the competitive Texas electricity market and to meet the unique customer needs of each of our high-performance businesses.
David Poole will now discuss the terms and proceed — and the process of closing the transaction.
David Poole — TXU Corporation — EVP and General Counsel
Thank you, John, and good morning. As John described and as I will address more fully in a moment, the merger agreement approved by TXU’s Board and which was signed last night provides TXU with a number of protections in areas that we believe are important for our shareholders. But let me first describe to you the process the Company and the Board followed in evaluating the transaction and ultimately determining to recommend it to our shareholders.
After preliminary discussions between Company management and KKR and TPG representatives, TXU’s independent Board members unanimously voted to establish a committee of the Board that was then authorized by the Board to take all action necessary to evaluate the initial

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Feb. 26. 2007 / 9:00AM ET, TXU — TXU Corp. Conference Call
proposal. The committee retained Credit Suisse as financial adviser to the Company and later retained Lazard as independent financial adviser to the Board and the committee.
My legal team and I together with our outside counsel, Sullivan and Cromwell represented the Company in this transaction and the committee also retained separate independent legal advisers at [Cravath] for the Committee and the Board. Throughout the due diligence and negotiations with KKR and TPG, the committee and its advisers were very engaged with management and company advisers in evaluating the investor group’s proposal and considering other alternatives including management’s standalone plan as well as alternatives to that plan.
There were in number of meetings and multiple discussions as well as negotiations with KKR and TPG regarding not only the transaction price but the terms of the agreement which ultimately resulted in the execution of the merger agreement last night.
One thing I would like to clarify for all of you, there have been reports that John and other members of management have agreed to join the investor group as part of their postclosing management team. Those reports are untrue. No members of management have entered into any agreements with the investor group about a possible continuing role in the Company.
I will now review the general terms of the merger agreement. The merger agreement will be filed with the SEC today and we would therefore expect it to be available on the SEC’s website later today.
As John mentioned, the agreement provides for all the consideration to shareholders to be paid in the form of cash at $69.25 per share. Under Texas law, the transaction requires the approval of two-thirds of the outstanding shareholders of TXU Corp. Texas law also provides for dissenters rights which allow a shareholder who disagrees with the purchase price to a separate process to establish the fair market value of their stock. I want to point out that the Company believes the merger is superior to other alternatives and management’s standalone plan.
The merger is not subject to a financing condition and we understand the investor group has financing commitments necessary to fund the acquisition price at closing. If the transaction does not close because of the failure to obtain financing, there is a $1 billion reverse breakup fee payable to TXU. In addition, the agreement provides for liquidated damages in the amount of $1 billion to be paid to TXU in the advent of a material breach of any representation, warranty or agreement by the parties to the agreement that causes the merger not to close.
The agreement also provides TXU the right to what is commonly referred to as a go shop. The period of the go shop runs through April 16. During this period, TXU intends to rely on our financial advisers to determine if there are any superior proposals to the merger and if any emerge to consider those proposals. Lazard will coordinate this go-shop process.
We do not expect to provide further details of any such proposals unless the committee and our Board decide that such a proposal is superior to the transaction with KKR and TPG and that such a proposal should be recommended to our shareholders. The Company is very pleased with the value of not only the cash price but the terms of the merger agreement and will evaluate any competing proposals in light of all of the material terms of the transaction.
As John mentioned the necessary approvals that are conditioned to closing are as you would expect limited to only those that are legally required. Those approvals include the necessary Hart-Scott-Rodino filing and approvals of the Nuclear Regulatory Commission, Federal Energy Regulatory Commission and the SEC. The transaction does not require the approval of the Public Utility Commission of Texas but we have of course been in touch with the PUC commissioners to advise them of the transaction and we are certainly mindful that the PUC will have the right to evaluate the effect of the transaction on Encore Electric Delivery in the anticipated 2008 rate case.
The investor group has agreed to a number of items we believe the PUCO will find to be very positive for Encore and will, as John described, allow it to continue to provide safe and reliable transmission in delivery services for the benefit of electricity customers in Texas.
The events under which the transaction would be terminated are limited in a way that all parties agreed would protect their interest. We believe they are reflective of the fact that the investor group clearly understands this business and the risk inherent in our business. The investor group is also clearly very knowledgeable about our industry in general and given their level of due diligence of our business, they’ve accepted very reasonable conditions under which there would be an ability on their part to assert that there had been a material adverse affect on the business.
In particular the contract excludes a number of potential risks from the material adverse affect definition in the agreement, the occurrence of which as you know would allow the investor groups to otherwise terminate the agreement. These exclusions includes general economic or political conditions, changes in commodity markets or the markets for fuel and wholesale and retail electric prices, or other factors which might generally affect TXU in the business of its subsidiaries.

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Feb. 26. 2007 / 9:00AM ET, TXU — TXU Corp. Conference Call
Also excluded are changes in the power markets including changes with customers, regulators, financing sources or suppliers as a result of having entered into the merger agreement. Most changes in law are excluded other than a law that would require the divestment of a material portion of TXU’s baseload generation fleet.
But we fully expect this transaction will close this year as John described. The transaction also has very reasonable provisions regarding termination so that we don’t find ourselves in a situation where the inability to close the transaction results in a significant distraction or interferes with the performance of the business long term.
The merger agreement also provides a very flexible set of interim operating covenants to address the performance of the business during the period between now and closing.
In summary, we’re very pleased with this transaction and the terms and conditions and our agreement with KKR and TPG and the other investors. We will be happy now to take your questions.
QUESTION AND ANSWER
Operator
(OPERATOR INSTRUCTIONS) Ashar Khan with SAC Capital.
Ashar Khan - SAC Capital — Analyst
Good morning and congratulations. John, could you just show the slide what multiple is it coming off if you do the discount in the 10% discount that you are offering to the customer? What earnings PE multiple is this on a $69.25 price for 2007?
John Wilder - TXU Corporation — Chairman and CEO
You know, Ashar, I’m not sure. We’ve got some guys working on their HPs right now to try to deliver that to you.
Ashar Khan - SAC Capital — Analyst
Okay. And then if I could just — if I understand the process, till the middle of April the Board is going to be open to other bids. If I am right, will KKR and the other group have a second bite at the apple or could you just explain to me how this process would work till the middle of April?
John Wilder - TXU Corporation — Chairman and CEO
They certainly would. The way the go shop provision works is it provides a 50-day period of time to enable any other investor group or any other company that would show an interest and competing with the proposal made by KKR and TPG. One subtlety that David mentioned in his remarks about management, is management has not exclusively agreed to any arrangement with the current investor group so we are effectively available to any potential investor that might be interested in investing in the business in competition with the current investor group offer. That when that 50-day period ends, if there are no offers that are superior to the current proposal on the table, then that offer period closes and we are in exclusive arrangement with the current investor group.
Ashar Khan - SAC Capital — Analyst
Okay. If there is another offer could you just tell me how then the process works?
John Wilder - TXU Corporation — Chairman and CEO

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Final Transcript
Feb. 26. 2007 / 9:00AM ET, TXU — TXU Corp. Conference Call
The special transaction committee for the Board that is comprised of four independent directors will review the offer in consultation with their two independent financial advisers as well as their independent legal advisers. They will seek guidance and insights from management as they need to and they will just make a determination of which offer is superior to the shareholders.
Ashar Khan - SAC Capital — Analyst
Okay. But if I understand correctly the independent directors have viewed this offer as being fair by KKR and TPG. Is that correct?
John Wilder - TXU Corporation — Chairman and CEO
Ashar, they’ve not only viewed it to be fair they have also viewed it to be superior to any alternative that management could produce. We provided them with multiple cases including a very substantial self-help case and they determined this proposal was a superior proposal to anything that management could produce or anything that they thought could be produced by more aggressively shopping the company prior to signing the merger agreement.
Ashar Khan - SAC Capital — Analyst
If I can just end up, John, could you just give us a little bit of history as to what led to this at what period of time? Did you approach them? They approached you? Or how did this transaction come about?
John Wilder - TXU Corporation — Chairman and CEO
They approached us late last year. Some of the — several of the founding partners of both of those firms made an inquiry to me and suggested that they had some ideas of how they could bring forward not only their access to capital but also their ability to help us reform and transform TXU. And they wanted to talk about how that could happen.
So we had a high level discussion. There were several very intriguing and interesting ideas discussed. We developed those ideas for a few weeks until they had enough substance to them to make it — make us believe that it was a meaningful idea for the company and could result in substantial value for the shareholders. A special committee for the Board was then formed of independent directors who took the process over from there.
Management was completely out of the process other than serving as an adviser to the special committee. So the special committee hired their advisers, they ran the process having direct discussions with their financial advisers who had direct discussions with the investor group. Then we ran a detailed diligence process that enabled the investor group to understand the business and the risk inherent in the business; ultimately led to a formal proposal, which ultimately led to the final terms that David described to you.
Ashar Khan - SAC Capital — Analyst
Thank you very much. And if I could get that [P/E] answer, I would appreciate it. Thanks
Operator
Jonathan Arnold from Merrill Lynch.
Jonathan Arnold - Merrill Lynch — Analyst
Good morning, guys. I would just like to ask regarding the price cut, the 10% that I understand you are offering to — the former price to customers that have not switched. On the environmental side, you have these agreements with some of the key opponents of the new coal plants. Do you have any level of assurances around whether that amount of price cut will appease some of the pressure you’ve been getting on that front?

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Feb. 26. 2007 / 9:00AM ET, TXU — TXU Corp. Conference Call
And I guess a separate question, are you going to have a situation where people who switch to other products could end up still paying a higher price than where you take these nonswitchers to? And how do you think that will all play out?
John Wilder - TXU Corporation — Chairman and CEO
On the first part of your question, Jonathan, our product will now be positioned 16% below the next best incumbent price product. So we’ve got a very substantially competitive product compared to others in the market. And the price protection feature that we are providing, I just can’t overemphasize that enough. That is a substantial, substantial risk protection that we provide to our customers through September of ‘08.
If you price out that effective call option that we’re writing to our customers, that value could be upwards of $400 million to $500 million to the customers. So it is really truly a superior product in the market that we think will have lasting value and people will view it that way. I don’t remember the nitty-gritty details, Jonathan, of how those other product transitions work. The way I believe it works is if any customer that we’ve entered into that doesn’t have price certainty or that has a floating product, they will get the benefit of this price reduction. I think it is over 90% of our customers will get the benefit of this price reduction.
Jonathan Arnold - Merrill Lynch — Analyst
Thank you, guys.
Tim Hogan - TXU Corporation — IR
Jonathan, the people on the fixed price also have the appreciation bonus for the next two quarters.
Jonathan Arnold - Merrill Lynch — Analyst
Thank you.
Operator
Michael Lapides with Goldman Sachs.
Michael Lapides - Goldman Sachs — Analyst
Congratulations. Quick question, and this is an easy one. With Oncor Electric Delivery being a fully regulated T&D company, I’m just a little confused about how the PU has no role in approval, disapproval of this deal? Can you just kind of dive into that a little bit?
John Wilder - TXU Corporation — Chairman and CEO
Certainly, Michael. David Poole, our General Counsel, will field that for you.
David Poole - TXU Corporation — EVP and General Counsel
Michael, it’s relatively straightforward. The law that applies here just simply doesn’t provide the PUC with the right of prior approval of a transaction like this that involves the parent. The section of the utility code certainly recognizes and contemplates that the PUC would have the right to review the transaction and the effect of the transaction on the regulated business in the subsequent review. So that is why the merger agreement doesn’t contemplate a prior approval by the PUC, simply because it is not required.
As I mentioned, we are very mindful of the PUC’s role in supervising and regulating that entity, and we’ve been in discussions with the commissioners at the PUC about the benefits that we see in this transaction and the protections for that regulated subsidiary.

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Final Transcript
Feb. 26. 2007 / 9:00AM ET, TXU — TXU Corp. Conference Call
Michael Lapides - Goldman Sachs — Analyst
Got it, thank you.
Operator
Paul Patterson from Glenrock Associates.
Paul Patterson - Glenrock Associates — Analyst
Good morning, guys. I was wondering what the level of additional debt was going to be resulting from the transaction, and sort of what the credit rating’s impact that you guys expected to sub. I was also wondering, when you are looking at this deal, these concessions I guess is what they are being described as in terms of the coal and the DSM, I don’t see how they actually work into the approval process. I don’t see how the NRC or FERC would be necessarily — how they would be influenced by these, I guess. I was wondering if you could just elaborate a little bit on that.
John Wilder - TXU Corporation — Chairman and CEO
Sure, Paul. On your first question, management isn’t aware of the detailed funding or financing of strategy or package that was prepared by the investor group. Our special committee was assured by their financial advisers that the investor group had substantial capability and assurances around their financing. But they didn’t share that detail with management. So I don’t know the answer to your first question.
The second part, that broad set of benefits that we are providing, not only to our customers but also to a broad number of stakeholders, wasn’t precisely directed to secure specific support by the approving authorities. It was part of our broadbase repositioning of each of these businesses to make them more competitive over time, as well as to engender a broader base of support and basically support for this transaction in a way that people would want us to get this done and move TXU forward in this construct that we are proposing.
Paul Patterson - Glenrock Associates — Analyst
Okay, so you guys could have done this without — would you guys have done a lot of this stuff without — I mean, I guess when I’m reading the press release and you guys are talking about the long-term advantage that these private-equity investors provide or making the company private, it sounds like a lot of these things could have been done. I don’t see how they would have been prohibited, I guess, if you were a public company. Do you follow me?
John Wilder - TXU Corporation — Chairman and CEO
I do, Paul, but I can assure you we developed a very extensive and very aggressive self-help plan. And that self-help plan included many of the features that would be contained in a typical private equity investor transaction. And we could not convince our special transaction committee that that self-help plan had superior value to the plan proposed by the investor group.
Paul Patterson - Glenrock Associates — Analyst
Okay. John, are you staying on or not staying on? I wasn’t completely clear on that. Is it that there is no plan of you staying on? Could you clarify that a little bit?
John Wilder - TXU Corporation — Chairman and CEO
Sure, Paul. What David was trying to clarify is to make it particularly abundantly clear to other potential investors during the go-shop period that management has not signed up exclusively with this investor group. Management is available to run this company for any investor group that is interested in making a proposal to the special transaction committee.

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Final Transcript
Feb. 26. 2007 / 9:00AM ET, TXU — TXU Corp. Conference Call
We have had, or I have had very constructive discussions with the investor group. They’ve been positive, I like them. I think they like what we are doing here, but it hasn’t led to the execution of employment agreement for me or anyone else in management. And we committed to our Board that we will not sign any exclusive arrangement with the current investor group through the go-shop period.
Paul Patterson - Glenrock Associates — Analyst
Okay, thanks a lot and congratulations.
John Wilder - TXU Corporation — Chairman and CEO
Thanks, Paul.
Operator
Vic Khaitan, Deutsche Asset Management.
Vic Khaitan - Deutsche Asset Management — Analyst
Can you hear me? Sorry there was a little bit of a technical here. Could you tell me a little bit about this go shop plan as to what do you see there out there? Because given that you have such a profitable team here with six bankers already supporting this one, there aren’t anybody left to shop for this company anymore.
John Wilder - TXU Corporation — Chairman and CEO
Welcome Vic, I do think the investor group has constructed a very meaningful group of investors that not only provide access to long-term capital but also provide a lot of insights into the business. But as you know, this is a global capital market that is awash in liquidity. The independent advisers to this special committee believed that it was important for the company to have the go shop period and we’ll just see how the process unfolds. I think it is very likely that there is going to be interest. And I think it is also very likely that if an investor group wanted to make a serious proposal that there would be the access to capital that they would need to pull this transaction off.
Vic Khaitan - Deutsche Asset Management — Analyst
Does the investor group plan to have a road show? Do you want to have a road show after today’s call?
John Wilder - TXU Corporation — Chairman and CEO
You know, Vic, we haven’t talked about that in any detail. In fact we haven’t talked about it at all. I’m not even sure within the construct of the go shop period etc., how that works. I don’t know if we can go out while this go shop period is open. I’m looking at our securities lawyer and he is saying we have to wait.
Vic Khaitan - Deutsche Asset Management — Analyst
Okay, thank you.
Tim Hogan - TXU Corporation — IR
We have time for one more call.
Operator

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Final Transcript
Feb. 26. 2007 / 9:00AM ET, TXU — TXU Corp. Conference Call
Dan Eggers, Credit Suisse.
Dan Eggers - Credit Suisse — Analyst
Good morning and congratulations you guys. Just a question with the idea of splitting the company or the business into the three business lines. Is that something you would do with or without this transaction meaning if this were not to end up happening, are you still going to pursue the path of three independent structures?
John Wilder - TXU Corporation — Chairman and CEO
Dan, we likely would but it wouldn’t — we wouldn’t be able to do it near as aggressively as we can under private ownership. Some of the technical duties and responsibilities that we have as a result of securities laws and particularly as a result of Sarbanes-Oxley requires David Campbell and I to have very direct engagement with any of these businesses that we are a certifier for. And under a private construct we can be substantially removed from that detailed obligation.
So we were certainly heading in the direction operationally to separate these businesses because we think they are very different, they have different customer needs and they have different strategies that they need to win over the long term. But the private ownership feature allows us to take that even to a level that we just couldn’t have had as a public company.
Dan Eggers - Credit Suisse — Analyst
And just one more on the coal new build program. You’d already made some pretty meaningful commitments to procure capacity, etc., to build that program with that now being potentially canceled. Are you looking at the market for reselling those assets or do you see a place to redeploy those within a broader TXU portfolio?
John Wilder - TXU Corporation — Chairman and CEO
Dan, we’re looking at all options on that. It will be a combination of features. It will be a combination of suspensions, determinations, resells, deploying the equipment into other projects. We’ve had a team working that for some time. We feel pretty good about our ability to execute that restructuring program for that equipment. We had what we would consider to be very flexible contractual terms in most of the equipment that gave us flexibility to rework them and we will just keep restructuring that over the next couple of months.
Dan Eggers - Credit Suisse — Analyst
Great. Thank you, guys.
Tim Hogan - TXU Corporation — IR
Thank you all for joining us today. We will release our fourth-quarter earnings tomorrow morning before the market opens. The investor relations team will be available on the phone if you have further questions. Thank you.
Operator
This concludes today’s conference call. You may now disconnect.

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Final Transcript
Feb. 26. 2007 / 9:00AM ET, TXU — TXU Corp. Conference Call

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In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies mayindicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.
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Forward Looking Statements
This transcript contains forward-looking statements, which are subject to various risks and uncertainties. Discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in the TXU Corp.’s filings with the Securities and Exchange Commission (SEC). Specifically, TXU Corp. makes reference to the section entitled “Risk Factors” in its annual and quarterly reports. In addition to the risks and uncertainties set forth in the TXU Corp.’s SEC reports or periodic reports, the proposed transactions described in this transcript could be affected by, among other things, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the outcome of any legal proceedings that may be instituted against TXU Corp. and others related to the merger agreement; failure to obtain shareholder approval or any other failure to satisfy other conditions required to complete the merger, including required regulatory approvals; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; the amount of the costs, fees, expenses and charges related to the merger and the execution of certain financings that will be obtained to consummate the merger; and the impact of the substantial indebtedness incurred to finance the consummation of the merger.
Furthermore, the proposed transaction (other than the merger) described in this transcript could be affected by, among other things, the ability to profitably serve TXU Corp. customers given the announced price protection and price cuts; the ability to fund the investments for the activities described in this transcript; delays in approval of, or failure to obtain, air and other environmental permits for the Oak Grove units; the ability of TXU Corp. subsidiaries to resolve the consent decree issue regarding the proposed Sandow 5 unit; the ability of TXU Corp.’s subsidiaries and their contractors to attract and retain skilled labor, at projected rates, for planning and building the Oak Grove and Sandow 5 units; the ability of TXU Corp.’s subsidiaries to manage the construction program for Oak Grove and Sandow 5 to a timely conclusion with limited cost overruns; the challenges in increasing the efficiencies of TXU Corp.’s generation facilities; the commercial viability of alternative energy sources (including clean coal technologies); the ability of TXU Corp. to satisfy its commitments to successfully reduce emissions in a commercially reasonable manner; the availability of electricity from renewable energy sources for purchase by TXU Corp.’s subsidiaries; and the commercial viability of any future climate change program pursued by TXU Corp. Many of the factors that will determine the outcome of the subject matter of this press transcript are beyond TXU Corp.’s ability to control or predict.
Additional Information and Where to Find It
In connection with the proposed merger of TXU Corp. with Texas Energy Future Merger Sub Corp., a wholly-owned subsidiary of Texas Energy Future Holdings Limited Partnership(the “Merger”), the Company will prepare a proxy statement to be filed with the Securities Exchange Commission (SEC). When completed, a definitive proxy statement and a form of proxy will be mailed to the shareholders

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Feb. 26. 2007 / 9:00AM ET, TXU — TXU Corp. Conference Call
of the Company. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMIPRORTANT INFORMATION ABOUT THE PROPOSED MERGER. The Company’s shareholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s shareholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to TXU Corp., Energy Plaza, 1601 Bryan, Dallas, Texas 75201, telephone: (214) 812-4600, or from the Company’s website, http:www.txucorp.com.
Participants in the Solicitation
The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the Merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2006 Annual Meeting of Shareholders, which was filed with the SEC on April 5, 2006. Shareholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the merger, which may be different than those of the Company’s shareholders generally, by reading the proxy statement and other relevant documents regarding the Merger, when filed with the SEC.

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